Exhibit 16.1

GOFF BACKA ALFERA & COMPANY LLC LETTERHEAD

January 26, 2010

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Re:           SuperDirectories, Inc.

Ladies and Gentlemen:

Goff Backa Alfera & Company, LLC is the former independent registered accountant of Superdirectories, Inc (the Company). We have read the Company’s Current Report on Form 8-K dated January 21, 2010, and are in agreement with the contents of Item 4.01, paragraphs one through paragraph six.  For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Goff Backa Alfera & Company LLC

Goff Backa Alfera & Company LLC
Securities and Exchange Commission
Washington, DC 20549